Exhibit 2.3

SECOND AMENDMENT TO
CONTRIBUTION AGREEMENT
THIS SECOND AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is hereby made and entered into effective as of the 7th day of April, 2017 (“Effective Date”), by and among Double Eagle Energy Permian Operating LLC, a Delaware limited liability company (“Contributor”), Double Eagle Energy Permian LLC, a Delaware limited liability company (“DEEP”), Double Eagle Energy Permian Member LLC, a Delaware limited liability company (“Member LLC” and, together with DEEP, the “Contributor Parent” and, together with DEEP and Contributor, the “Contributor Parties”), Parsley Energy, LLC, a Delaware limited liability company (“Acquiror”), Parsley Energy, Inc., a Delaware corporation (“Acquiror Parent” and, together with Acquiror, the “Acquiror Parties”), and, solely for the purposes of Section 12.17 of the Contribution Agreement (as hereinafter defined and as amended by this Amendment, Double Eagle Energy HoldCo LLC, a Delaware limited liability company (the “Contributor Representative”). Each of the Contributor Parties, the Acquiror Parties and, after giving effect to the penultimate sentence of Section 12.17(a) of the Contribution Agreement, the Contributor Representative are referred to herein individually as a “Party” and collectively as the “Parties”).
RECITALS
WHEREAS, Contributor Parties, the Acquiror Parties and the Contributor Representative entered into that certain Contribution Agreement dated February 7, 2017 (as amended by that certain First Amendment to Contribution Agreement by and among the Parties dated effective as of the 10th day of March 2017 and as further amended hereby, the “Contribution Agreement”); and
WHEREAS, the Parties desire to amend the Contribution Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement.
2.Amendments. The Contribution Agreement is hereby amended as follows:

a.	Section 2.2(b)(x) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:
“(x)    increased by the Hedging Portfolio Value Amount as of February 6, 2017 if such amount is positive, or decreased by the absolute value of the Hedging Portfolio Value Amount as of February 6, 2017 if such amount is negative; and”

SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

b.	Section 2.2(b)(xi) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:
“(xi)    increased by the amount of any payments made by a Contributor Group Member subsequent to February 6, 2017 and prior to the Closing in respect of a Hedging Transaction included in the Hedging Portfolio, and decreased by the amount of any payments made to a Contributor Group Member subsequent to February 6, 2017 and prior to the Closing in respect of a Hedging Transaction included in the Hedging Portfolio.”

c.	Section 8.2(b) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:
“to Acquiror Parties, (A) a certificate of non-foreign status of (i) Contributor (or its regarded owner for U.S. federal income Tax purposes, if Contributor is an entity disregarded as separate from its owner for U.S. federal income Tax purposes) and (ii) if applicable, each Deemed Selling Member (or its regarded owner for U.S. federal income Tax purposes, if the Deemed Selling Member is an entity disregarded as separate from its owner for U.S. federal income Tax purposes), each meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and (B) a properly executed Internal Revenue Service Form W-9 with respect to each Deemed Selling Member, if any;”

d.	The first sentence of Section 9.7 of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:
“On or before sixty (60) days after the Closing Date, Acquiror shall deliver to Contributor a proposed allocation of the fair market value of the Company Group (determined based upon the Adjusted Purchase Price) among the Assets in accordance with Sections 755 and 1060 of the Code, as applicable, and Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as applicable), which shall also be consistent with the Allocated Values (the “Proposed Tax Allocation”).

e.	Section 9.8(a) of the Contribution Agreement is hereby amended by adding the following sentence to the end of Section 9.8(a):
“In connection therewith, if any Contributor Party or the Contributor Representative delivers written notice to Acquiror that DEEP and its Members desire to treat a portion of the Cash Purchase Price received by any Member of DEEP as proceeds from the sale by such Member of its DEEP partnership interest to Acquiror under Treasury Regulation Section 1.708-1(c)(4) and Section 741 of the Code (a “Deemed Selling Member”), then the Contributor Parties intend to treat, for U.S. federal income and applicable state and local Tax purposes, any payment of cash by Acquiror to DEEP attributable to such Deemed Selling Member as such.”

f.
Section 9.8(b) of the Contribution Agreement is hereby amended by deleting the second and third sentences of Section 9.8(b) of the Contribution Agreement in their entirety and replacing them with the following:

“To the maximum extent allowed pursuant to Treasury Regulation Section 1.707-4(d), any amounts treated as a transfer of cash or other consideration pursuant to Treasury Regulation

SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

Section 1.707-3(a)(1) shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). The sum of (i) cash and other consideration not treated as (A) reimbursement of preformation capital expenditures or (B) sale proceeds intended to be treated as proceeds from the sale of a DEEP partnership interest by a Deemed Selling Member to Acquiror subject to Section 741 of the Code and (ii) the amount of consideration treated as sale proceeds in connection with the assumption of any liability by Acquiror under Treasury Regulation Section 1.707-5(a)(5) will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code, and any sale proceeds intended to be treated as proceeds from the sale of a DEEP partnership interest by a Deemed Selling Member to Acquiror as described in Section 741 of the Code will be treated as such.”

g.	The following is hereby added as Section 9.8(c) of the Contribution Agreement:
“(c)    The Contributor Parties shall cause an election under Section 754 of the Code to be in effect with respect to any deemed purchase by Acquiror of a DEEP partnership interest from any Deemed Selling Member as described in this Section 9.8.”

h.
The phrase “(following appropriate confirmation of receipt by return email, including an automated confirmation of receipt)” in Section 12.2 of the Contribution Agreement is hereby deleted and replaced with the following:

“(following appropriate confirmation of delivery, including an automated confirmation of delivery)”

i.	Schedule 6.13 of the Contribution Agreement is hereby amended as set forth on Schedule 1 to this Amendment.
3.Ratification of the Contribution Agreement. This Amendment shall constitute an amendment to the Contribution Agreement in accordance with the terms of Section 12.10 of the Contribution Agreement, and all of the provisions of the Contribution Agreement (as amended hereby) shall remain in full force and effect.
4.Governing Law. This Amendment and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.
5.Severability. If any provision of this Amendment, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Amendment shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Amendment, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.
6.Entire Agreement. This Amendment and the Schedule 1 attached hereto, which is incorporated herein and made a part of this Amendment, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous

SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
7.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
8.Expenses, Fees and Taxes. Each of the Parties shall pay its own fees and expenses incident to the negotiation and preparation of this Amendment.
[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, this Amendment has been executed by each of the Parties, effective as of the Effective Date.

CONTRIBUTOR:

DOUBLE EAGLE ENERGY PERMIAN
OPERATING LLC

By:	/s/ John Sellers
Name:	John Sellers
Title:	Co-CEO

CONTRIBUTOR PARENT:

DOUBLE EAGLE ENERGY PERMIAN LLC

By:	/s/ John Sellers
Name:	John Sellers
Title:	Co-CEO

DOUBLE EAGLE ENERGY PERMIAN MEMBER
LLC

By:	/s/ John Sellers
Name:	John Sellers
Title:	Co-CEO

CONTRIBUTOR REPRESENTATIVE:

DOUBLE EAGLE ENERGY HOLDCO LLC

By:	/s/ John Sellers
Name:	John Sellers
Title:	Co-CEO

SIGNATURE PAGE
SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

ACQUIROR:

PARSLEY ENERGY, LLC

By: Parsley Energy, Inc., its managing member

By:	/s/ Bryan Sheffield
Name:	Bryan Sheffield
Title:	Chief Executive Officer

ACQUIROR PARENT:

PARSLEY ENERGY, INC

By:	/s/ Bryan Sheffield
Name:	Bryan Sheffield
Title:	Chief Executive Officer

SIGNATURE PAGE
SECOND AMENDMENT TO CONTRIBUTION AGREEMENT